UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ION Geophysical Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

On January 22, 2021, ION Geophysical Corporation (“ION” or the “Company”) announced its intention to seek shareholder approval of its proposed Restructuring Transactions and other proposals related thereto at a Special Meeting of Shareholders to be hold on February 23, 2021.

Amended and Restated Restructuring Support Agreement

On February 11, 2021, ION Geophysical Corporation (“ION” or the “Company”) entered into an Amended and Restated Restructuring Support Agreement (the “Amended and Restated Restructuring Support Agreement”), dated as of the date hereof, by and between the Company and approximately 90% of the holders (the “Supporting Noteholders”) of the Company’s outstanding 9.125% Senior Secured Priority Notes due 2021 (the “Existing Second Lien Notes”) in connection with the restructuring transactions (the “Restructuring Transactions”) as previously described in the Company’s Current Report on Form 8-K filed on December 23, 2020.

The Amended and Restated Restructuring Support Agreement supersedes in its entirety the original Restructuring Support Agreement (the “Restructuring Support Agreement”), dated as of December 23, 2020, by and between the Company and the parties signatory thereto. The Amended and Restated Restructuring Support Agreement was entered into to, among other things, (i) update the list of Supporting Noteholders party thereto to reflect increasing Supporting Noteholder support for the Restructuring Transactions and (ii) update the description of notes included therein to reflect the finalized pricing of the Restructuring Transactions, including the establishment of the price at which new shares of common stock would be issued at $2.57 per share (the “Deal Price”) and the establishment of the conversion price of the 8.00% Senior Secured Second Priority Notes due 2025 (the “New Notes”) at $3.00 per share.

The Company has also entered into a letter agreement with Mr. James M. Lapeyre, Jr. (the “Lapeyre Letter Agreement”), pursuant to which Mr. Lapeyre has agreed to tender his Existing Second Lien Notes in the exchange offer as part of the Restructuring Transactions.  As a result, approximately 92% of the holders of our Existing Second Lien Notes have agreed to tender their notes in the exchange offer.

PNC Restructuring Support Agreement

On February 11, 2021, the Company entered into a Restructuring Support Agreement with PNC Bank, National Association (“PNC” and such agreement, the “PNC Restructuring Support Agreement”), in its capacity as agent and as lender under the Company’s Revolving Credit and Security Agreement (the “Credit Agreement”). The PNC Restructuring Support Agreement will, among other things, permit the Company to consummate and implement the Restructuring Transactions, subject to certain conditions, by providing for certain amendments to the Credit Agreement at the closing of the Restructuring Transactions, including among other things, allowing for the issuance of the new convertible notes and certain cash payments to our noteholders in connection with the exchange offer and the rights offering.

For more details regarding the Amended and Restated Restructuring Support Agreement, the Lapeyre Letter Agreement and the PNC Restructuring Support Agreement, including copies of such documents, see our Current Report on Form 8-K filed on February 11, 2021.

ION will disclose final details regarding the Restructuring Transactions in future press releases and in its amended registration statement and other filings with the Securities and Exchange Commission (the “SEC”).

Certain Information and Where to Find It

ION filed a proxy statement on Schedule 14A with the SEC on January 22, 2021 and has filed additional soliciting materials covering the proposals therein. INVESTORS AND SECURITY HOLDERS OF ION ARE ADVISED TO CAREFULLY READ THE PROXY STATEMENT AND ADDITIONAL SOLICITING MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE RESTRUCTURING TRANSACTIONS AND THE OTHER RELATED PROPOSALS. Investors and security holders may obtain a free copy of the proxy statement and other relevant documents filed by ION with the SEC from the SEC’s website at www.sec.gov. Security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and any other relevant documents by directing a request by mail or telephone to Investor Relations, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 100, Houston, Texas 77042, telephone 281-933-3339. Copies of the documents filed by ION with the SEC will be available free of charge on the Company’s website at www.iongeo.com.

Participants in Proxy Solicitation

ION and its directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies with respect to the Restructuring Transactions and the other related proposals. Information about these persons is set forth in ION’s proxy statement, and subsequent statements of changes in beneficial ownership on file with the SEC. Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of ION’s security holders generally, by reading the proxy statement.